Exhibit 10.5

CHANGE IN CONTROL AGREEMENT

This AGREEMENT is made effective as of August 12, 2009, by and between UNITED BANK, a federally chartered stock savings bank (the “Bank”), and CHARLES VALADE (“Executive”). Any reference to the “Company” herein shall mean UNITED FINANCIAL BANCORP, INC., or any successor thereto. The Company has executed this Agreement solely for purposes of guaranteeing the performance of the Bank hereunder.

WHEREAS, the Bank recognizes the substantial contribution Executive will make to the Bank and wishes to provide Executive with certain protections and benefits in the event of a Change in Control of the Bank or the Company, as provided in this Agreement; and

WHEREAS, Executive has been elected to, and has agreed to serve in the position of Executive Vice President for the Bank, a position of substantial responsibility;

NOW, THEREFORE, in consideration of the contribution of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.	TERM OF AGREEMENT

The “term” of this Agreement shall begin on the effective date set forth above (the “Commencement Date”) and shall continue through the date ending on the second anniversary of the Commencement Date; provided, however, that commencing on the second anniversary of the Commencement Date (the “Initial Renewal Date”) and each two-year anniversary of the Initial Renewal Date (the Initial Renewal Date and each two-year anniversary thereof shall be hereinafter referred to as an “Anniversary Date”) the term of Agreement shall be extended for an additional two (2) years, unless written notice of non-renewal (“Non-Renewal Notice”) is provided to Executive at least thirty (30) days and not more than sixty (60) days prior to such Anniversary Date that this Agreement shall not be renewed. The Board will conduct a performance evaluation and review of Executive for purposes of determining whether or not to renew or extend this Agreement and the results thereof shall be included in the minutes of the Board’s meeting. If Executive is also a director, then he shall abstain from any and all voting with respect to the renewal or extension of the term of this Agreement.

2.	PAYMENTS TO EXECUTIVE UPON INVOLUNTARY TERMINATION

This Agreement provides for certain payments and benefits to Executive only in the event of Executive’s Involuntary Termination as described in this Agreement.

(a)        Upon the occurrence of a “Change in Control” of the Bank or the Company followed at any time during the term of this Agreement by the Involuntary Termination of Executive’s employment, other than Termination for Cause, death or Disability of Executive, the Bank shall be obligated to pay or provide Executive or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, two times the sum of (i) the highest rate of base salary, and (ii) highest rate of bonus awarded to Executive during the prior three years.

(b)        Upon the occurrence of a Change in Control, Executive will have such rights as specified in any other employee benefit plan with respect to options, stock awards or other stock incentives and such other rights as may have been granted to Executive under such plans.

(c)        Upon the occurrence of Involuntary Termination of Executive’s employment prior to the second anniversary of the Commencement Date, other than Termination for Cause, death or Disability of Executive, the Bank shall be obligated to pay or provide Executive, whether or not after a Change in Control, the amount of any unpaid retention bonus payable to him in connection with the Company’s acquisition of Commonwealth National Bank.

(d)        Any payments to Executive under this Section 2 shall be made in a lump sum and reduced by applicable withholding taxes. Notwithstanding the foregoing, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under sub-sections 2(a) prior to the first day of the seventh month following Executive’s Involuntary Termination in excess of the “permitted amount” under Section 409A of the Internal Revenue Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which Executive has an Involuntary Termination, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the calendar year in which the Involuntary Termination occurs. The payment of the “permitted amount” shall be made within thirty (30) days of the occurrence of the Involuntary Termination. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the Involuntary Termination.

(e)        Notwithstanding the preceding paragraphs of this Section 2, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount”, as determined in accordance with said Section 280G. In addition, in no event shall the aggregate Termination Benefits to be made or approved to Executive ever exceed three (3) times “average annual compensation” as such term is defined in OTS Regulatory Handbook Section 310 (Oversight by the Board of Directors).

(f)        Executive shall not have the right to receive termination benefits pursuant to Section 2 hereof in the event of Executive’s Termination for Cause or termination of employment due to Executive’s death or Disability.

3.	DEFINED TERMS

The following capitalized terms used in this Agreement are defined as set forth below:

(a)        Change in Control.    A “Change in Control” of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners’ Loan Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the “HOLA”) as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities, except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs or is effected; or (d) a proxy statement soliciting proxies from stockholders of the Company is distributed, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more business organizations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(b)        Involuntary Termination.    “Involuntary Termination” of Executive shall mean either (i) Executive’s termination by the Bank, the Company or any successor(s) thereto during the term of this Agreement for any reason other than a Termination for Cause, Disability or death, or (ii) Executive’s resignation from employment as a result of the Company’s (or any successor to the Company) failure to renew or extend this Agreement for an additional two (2) years on the first Anniversary Date following a Change in Control, or (iii) Executive’s resignation of employment during the term of this Agreement as a result of: any demotion, loss of title, office, significant change in Executive’s functions, duties or responsibilities which change would cause Executive’s position to become one of lesser importance, responsibility or scope from the position held immediately prior to the Change in Control, reduction in Executive’s annual compensation or benefits, relocation of Executive’s principal place of employment by more than 25 miles from its location immediately prior to the Change in Control, or material breach of this Agreement by the Bank, the Company or its successor(s) following a Change in Control. Notwithstanding anything herein to the contrary, the Executive shall not have an Involuntary Termination unless the Executive has a Separation from Service within the meaning of Code Section 409A.

(c)        Termination for Cause.    “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of any material provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry. For purposes of this paragraph, no act or failure to act on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executives action or omission was in the best interest of the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board of the Bank at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options granted to Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 4 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

(d)        Disability.    “Disability” shall mean Executive’s inability to perform duties normally associated with his position on a full-time basis for a period of six consecutive months by reason of illness or other physical or mental disability. The Bank or the Company may require a physician’s written confirmation that Executive cannot perform his duties because of Executive’s Disability.

(e)        Specified Employee.    “Specified Employee” shall mean a “key employee” as such term is defined in Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a Specified Employee only if the Bank or the Company is a publicly traded company.

(f)        Separation from Service.    “Separation from Service” means the Executive’s termination of employment with the Bank within the meaning of Code Section 409A. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipate that either no further services will be performed by the Executive after the date of the Involuntary Termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the 12 months immediately preceding the Involuntary Termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

4.	NOTICE OF TERMINATION

(a)        Following a Change in Control, any termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Any termination by Executive as a result of an Involuntary Termination under Section 3(b)(ii) hereof shall be communicated by Notice of Termination to the Company within 120 days of the event giving rise to the Involuntary Termination.

(b)        “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such thirty (30) day period), and (B) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall be immediate). In no event shall the Date of Termination exceed 30 days from the date Notice of Termination is given.

5.	SOURCE OF PAYMENTS

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank (and any of its predecessors or affiliates) and Executive, including the Change in Control Severance Agreement dated as of May 30, 2008, by and between Executive and Commonwealth National Bank, except that this

Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

7.	NO ATTACHMENT

(a)        Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)        This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

8.	MODIFICATION AND WAIVER

(a)        This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)        No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	NONCOMPETITION AND NONSOLICITATION

Executive hereby covenants and agrees that, for a period of two (2) years following his termination of employment (other than termination following or in connection with a Change in Control or Involuntary Termination other than Termination for Cause, death or Disability of Executive), he shall not, without the written consent of the Bank, either directly or indirectly:

(a)        solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or of any holding company of the Bank, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or of any holding company of the Bank, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of the locations in which the Bank of any holding company of the Bank has business operations or has filed an application for regulatory approval to establish an office;

(b)        become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Bank or any holding company of the Bank or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of the locations in which the Bank of any holding company of the Bank has business operations or has filed an application for regulatory approval to establish an office; provided, however, that this restriction shall not apply if Executive’s employment is terminated following a Change in Control; or

(c)        solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

10.	REQUIRED PROVISIONS

(a)        The Bank may terminate Executive’s employment at any time. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined herein.

(b)        If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 USC §1818(e)(3)) or 8(g)(1) (12 USC §1818(g)(1)) of the Federal Deposit Insurance Act (“FDIA”), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)        If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 USC §1818(e)(4)) or 8(g)(1) (12 USC §1818(g)(1)) of FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)        If the Bank is in default as defined in Section 3(x)(1) (12 USC §1813(x)(1)) of FDIA, all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)        All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Director of OTS or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in

Section 13(c) (12 USC §1823(c)) of FDIA; or (ii) by the Director of OTS or his or her designee at the time the Director of OTS or his or her designee approves a supervisory merger to resolve problems related to operations of the Bank or when the Bank is determined by the Director of OTS or his or her designee to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)        Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of FDIA, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

11.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

13.	GOVERNING LAW

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, unless superseded or preempted by Federal law as now or hereafter in effect.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator, mutually acceptable to Executive and the Bank, sitting in a location selected by the Bank within twenty-five (25) miles of the main office of the Bank in West Springfield, Massachusetts, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

14.	PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement, and such reimbursement shall occur no later than sixty (60) days after the dispute is settled or resolved in Executive’s favor.

15.	SUCCESSOR TO THE BANK

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

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16.	SUCCESSOR TO THE BANK

IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on this 12th day of August, 2009.

ATTEST:	UNITED BANK

/s/ Miriam Siegel	By:	/s/ Richard B. Collins
President

ATTEST:	UNITED FINANCIAL BANCORP, INC.

/s/ Miriam Siegel	By:	/s/ Richard B. Collins
President

WITNESS:	EXECUTIVE

/s/ Christine Trifari	By:	/s/ Charles R. Valade
Charles Valade